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                   [SUBMICRON SYSTEMS CORPORATION LETTERHEAD]


December 24, 1996


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Gentlemen:

We have read Item 4(a)(1)(i)(ii) and (iv)(A)(B) and (C) included in the Form 8-K dated December 18, 1996 of SubMicron Systems Corporation filed with the Securities and Exchange Commission on December 24, 1996 and are in agreement with the statement contained therein, except that we have no knowledge of any decisions made or actions taken by the Company subsequent to our termination as auditors on December 18, 1996.


Very truly yours,



ARTHUR ANDERSEN LLP